Exhibit 5.1

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: 25247.50103/80445210v4

August 19, 2016

Registration Statement on Form F-3 – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on the date hereof (together with any amendments, including any post-effective amendments, the “Registration Statement”), and a prospectus included therein (the “Prospectus”) for the registration of the resale, from time to time, by certain purchasers of up to (i) 4,000,000 Series D Preferred Units (the “Resale Units”) of the Partnership representing limited partnership interests, and (ii) 6,750,000 common units (the “Warrant Units”) representing limited partnership interests in the Partnership which are issuable upon the conversion of the Warrants (as defined herein). The Resale Units and Warrants were issued pursuant to the Series D Preferred Unit and Warrant Purchase Agreement, dated June 22, 2016 and amended as of June 28, 2016 (the “Purchase Agreement”) between the purchasers listed on Schedule A thereto (the “Purchasers”) and the Partnership.

As a basis for the opinions hereinafter set forth, we have examined originals or photocopies of the following documents:

1.	the Purchase Agreement;

2.	the Warrant Agreement dated June 29, 2016 between the Partnership and Computershare Inc. and Computershare Trust Company, N.A. (as warrant agent) (the “Warrant Agreement”);

3.	the Series A Warrants issued to the Purchasers, each dated June 29, 2016, to purchase (collectively) up to 4,500,000 common units of the Partnership (collectively, the “Series A Warrants”);

4.	the Series B Warrants issued to the Purchasers, each dated June 29, 2016, to purchase (collectively) up to 2,250,000 common units of the Partnership (collectively and together with the Series A Warrants, the “Warrants”);

5.	the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated June 29, 2016 (the “Partnership Agreement”); and

6.	such other records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Partnership as we have deemed relevant and necessary.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us, and (f) that the Warrant Units to be issued pursuant to the exercise of the Warrants will be issued in compliance with the Securities Act, the Warrant Agreement, the Purchase Agreement and the Warrants.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	The Resale Units were validly issued, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

2.

The Warrant Units to be issued and sold pursuant to the exercise of the Warrants, have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the purchaser thereof against payment therefor in accordance with the terms of the relevant Warrant and Warrant Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement), assuming no relevant change in applicable law after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP